Exhibit 99.1

      Angelica Announces First Quarter Fiscal Year 2006 Results;
        Gross Margin Improves Sequentially from Fourth Quarter

    ST. LOUIS--(BUSINESS WIRE)--June 6, 2006--Angelica Corporation (NYSE:AGL), announced today financial results for the three months ended April 29, 2006. Gross margin grew sequentially from 10.6% in the fourth quarter of fiscal 2005 to 13.8% in the first quarter fiscal of 2006. The Company continues to project a gross margin of over 15% for the second half of fiscal 2006 and earnings for total fiscal 2006 to be greater than total fiscal 2005.
    Revenues for the first quarter of fiscal 2006 were $107.0 million, up 6.5% from the first quarter of fiscal 2005. Organic growth excluding acquisitions and divestitures, which happened in fiscal 2005, was 3.1%. Of this organic growth rate, pricing represented 2.8 percentage points and volume represented 0.3 percentage points.
    Gross profit for the first quarter of fiscal 2006 was $14.7 million, down 5.1% from $15.5 million in the first quarter of fiscal 2005. Gross margin for the first quarter of fiscal 2006 was 13.8%, down 170 basis points from gross margin in the first quarter of fiscal 2005 of 15.5%. The decline in gross margin was anticipated due to higher energy prices stimulated by Hurricane Katrina's impact on energy pricing beginning in mid-2005. For reference, natural gas and delivery fuel expense accounted for 8.1% of revenues in the first quarter fiscal 2006, compared to 6.8% of revenues in the first quarter of fiscal 2005, an increase of 1.3%. Direct labor costs were also up 0.5% of revenues year over year, primarily reflecting strike related expenses at the Company's Colton service center.
    SG&A for the first quarter of fiscal 2006 was $14.4 million, up 15.2% from $12.5 million in the first quarter of fiscal 2005. Consulting fees for the operation process improvement project, legal fees associated with the Board's Special Committee evaluation of Steel Partners' various proposals, and higher accounting fees, along with the addition of SG&A from acquisitions not in the prior period, accounted for the majority of the increase. Legal fees associated with labor activity were basically flat in the first quarter of fiscal 2006 compared to the same period prior year, as efforts to resolve open contracts in 13 service centers, and costs associated with a third-party lawsuit and the Colton strike kept labor legal costs at the same level as first quarter fiscal 2005 when the Company was defending itself against a union corporate campaign. For reference, the Company and UNITE HERE agreed to new contracts in the 13 affected service centers in May 2006.
    Amortization and other expense for the first quarter of fiscal 2006 was $0.5 million, down 38.0% from $0.9 million in the first quarter of fiscal 2005, as other income from unused property sales offset higher amortization expense. In the first quarter of fiscal 2006, the Company had non-operating expense of $0.1 million versus $0.5 million of non-operating income in the first quarter of fiscal 2005, reflecting a $0.3 million charge for our natural gas hedge in fiscal 2006 and $0.4 million in income from insurance proceeds in fiscal 2005. Interest expense for the first quarter of fiscal 2006 was $2.2 million, up 93.2% from $1.2 million in the first quarter of fiscal 2005 due to higher average borrowing and higher interest rates.
    Net loss from continuing operations for the first quarter of fiscal 2006 was $1.5 million versus net income from continuing operations of $1.1 million in the first quarter of fiscal 2005. Loss per share from continuing operations was $0.16 in the first quarter of fiscal 2006 versus earnings per share from continuing operations of $0.12 in the first quarter of fiscal 2005.
    Commenting on the results, Steve O'Hara, chairman and chief executive officer, stated, "While never happy to report a quarterly loss, we are pleased that gross margin grew sequentially as expected. In fact, the increase to 13.8% from fourth quarter fiscal 2005 gross margin of 10.6% was greater than internal plans, reinforcing our belief that second half fiscal 2006 gross margin will exceed 15% and total fiscal 2006 earnings will exceed total fiscal 2005."
    Mr. O'Hara continued, "It's important to note that we completed our process improvement project in the first four service centers in April and began the process in seven more facilities at that time. We expect all service centers to be completed by December and expect to begin realizing the cost reduction in the second half of fiscal 2006. In the meantime, we continue to work with our customers to find equitable means to offset higher energy costs."
    "While we expect legal expenses from union issues to lessen beginning in June and believe the extra $0.2 million in first quarter accounting costs will not recur this year, we do expect to have continued consulting fees associated with our best practices roll out negatively impact SG&A through the summer. In addition, the ability to reduce Special Committee legal fees is dependent on our ability to reach an amicable agreement with Steel Partners and Pirate Capital."

    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to execute its strategy of providing delightful service to every customer every day pursuant to its fiscal 2005 reorganization, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.


Unaudited results for first quarter ended April 29, 2006 compared with same period ended April 30, 2005 (dollars in thousands, except per share amounts):

                                              First Quarter Ended
                                         -----------------------------

                                         April 29,  April 30,  Percent
                                            2006       2005     Change
                                         ---------- ---------- -------
Continuing Operations:
Net revenues                             $ 107,006  $ 100,481     6.5%
Cost of textile services                   (92,265)   (84,946)    8.6%
                                          ---------  ---------
  Gross profit                              14,741     15,535    -5.1%
Selling, general and administrative
 expenses                                  (14,412)   (12,513)   15.2%
Amortization of other acquired assets       (1,080)      (799)   35.2%
Other operating income (expense), net          551        (52)      nm
                                          ---------  ---------
  (Loss) income from operations               (200)     2,171       nm
Interest expense                            (2,220)    (1,150)   93.0%
Non-operating (expense) income, net            (56)       539       nm
                                          ---------  ---------
  (Loss) income from continuing
   operations pretax                        (2,476)     1,560       nm
Benefit (provision) for income taxes           977       (421)      nm
                                          ---------  ---------
(Loss) income from continuing operations    (1,499)     1,139       nm
                                          ---------  ---------

Discontinued Operations:
Loss from operations, net of tax                 -       (119)      nm
                                          ---------  ---------
Net (loss) income                        $  (1,499) $   1,020       nm
                                          =========  =========

Basic (loss) earnings per share:
  (Loss) income from continuing
   operations                            $   (0.16) $    0.13       nm
  Loss from discontinued operations              -      (0.02)      nm
                                          ---------  ---------
Net (loss) income                        $   (0.16) $    0.11       nm
                                          =========  =========

Diluted (loss) earnings per share:
  (Loss) income from continuing
   operations                            $   (0.16) $    0.12       nm
  Loss from discontinued operations              -      (0.01)      nm
                                          ---------  ---------
Net (loss) income                        $   (0.16) $    0.11       nm
                                          =========  =========


Unaudited results for first quarter ended April 29, 2006 compared with same period ended April 30, 2005 (dollars in thousands, except per share amounts):

                                                April 29,  January 28,
                                                  2006        2006
                                                ----------  ----------
ASSETS
------
Current Assets:
  Cash and cash equivalents                    $    3,780  $    4,377
  Receivables, less reserves of $1,484 and $994    57,326      58,151
  Linens in service                                46,075      43,785
  Prepaid expenses and other current assets         3,573       3,602
    Total Current Assets                          110,754     109,915
                                                ----------  ----------
Property and Equipment, net                       104,285     106,293
Goodwill                                           49,259      49,259
Other Acquired Assets                              41,337      42,470
Other Long-Term Assets                             24,776      23,491
                                                ----------  ----------
Total Assets                                   $  330,411  $  331,428
                                                ==========  ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Current maturities of long-term debt         $      299  $      319
  Accounts payable                                 34,582      37,229
  Accrued wages and other compensation              7,029       7,037
  Other accrued liabilities                        39,309      36,833
                                                ----------  ----------
   Total Current Liabilities                       81,219      81,418
Long-Term Debt, less current maturities            86,930      85,096
Other Long-Term Liabilities                        15,186      15,366
Shareholders' Equity                              147,076     149,548
                                                ----------  ----------

Total Liabilities and Shareholders' Equity     $  330,411  $  331,428
                                                ==========  ==========


    CONTACT: Angelica Corporation
             Jim Shaffer or Colleen Hegarty, 314-854-3800 www.angelica.com or
             Integrated Corporate Relations, Inc.
             Michael Fox or Devlin Lander, 203-682-8200